Exhibit 10.13
ORBITAL SCIENCES CORPORATION
NONQUALIFIED
MANAGEMENT DEFERRED
COMPENSATION PLAN
AMENDED AND RESTATED
AS OF JANUARY 1, 2005

ORBITAL SCIENCES CORPORATION
NONQUALIFIED MANAGEMENT DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2005
     WHEREAS, Orbital Sciences Corporation (“Orbital”) has decided to establish a deferred compensation plan for a select group of its key management and highly compensated employees; and
     WHEREAS, the purpose of this Plan is to provide a select group of management or highly compensated employees with a tax-deferred capital accumulation program through their voluntary deferrals of Base Salary and Bonus and the allocation of Company Discretionary Contributions;
     WHEREAS, this Plan of deferred compensation is intended to be a “top-hat plan” (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and
     WHEREAS, this Plan is amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder and any other applicable guidance.
     NOW, THEREFORE, the Orbital Sciences Corporation Nonqualified Management Deferred Compensation Plan is hereby amended and restated as of January 1, 2005 in accordance with the following terms and conditions:
ARTICLE 1 - Definitions
     Unless the context or subject matter otherwise requires, the following definitions shall govern the Plan:
     Section 1.01 Base Salary — the base salary established by the Company to be earned by a Participant during a calendar year.
     Section 1.02 Beneficiary — a person (other than the Participant) who is entitled to receive benefits under the Plan because of his designation for such benefits by the Participant under the provisions of this Plan.
     Section 1.03 Board — the Board of Directors of Orbital Sciences Corporation.
     Section 1.04 Bonus — Management Incentive Plan compensation (or any successor plan).

     Section 1.05 Committee — the Human Resources and Compensation Committee appointed by the Board to administer the Plan.
     Section 1.06 Company — Orbital Sciences Corporation and its successors.
     Section 1.07 Company Discretionary Contributions — the contributions made by the Company pursuant to the provisions of Section 3.02 of the Plan.
     Section 1.08 Deferrals — the portion of a Participant’s Base Salary and/or Bonus that is deferred pursuant to the provisions of Article 3 of the Plan.
     Section 1.09 Deferral Account — the separate unfunded account established and maintained on the books of the Company for each Participant pursuant to the provisions of Article 6 of the Plan, which is credited with Company Discretionary Contributions and Deferrals made on the Participant’s behalf. The Deferral Account shall include account balances accumulated under the Prior Plan that have been transferred to this Plan. To the extent necessary to reflect different vesting schedules and/or distribution dates, a Participant’s Deferral Account can include multiple sub-accounts.
     Section 1.10 Deferral Election Form — the form designated by the Company for use by Participants to (a) contribute Deferrals to the Plan, (b) designate the deemed investment of the Deferral Account, and (c) select the timing and form of the distribution of Deferrals, Company Discretionary Contributions and/or amounts transferred to the Plan from the Prior Plan. The Committee may change the form at any time.
     Section 1.11 Effective Date — September 1, 2003.
     Section 1.12 Forfeiture — that portion of a Participant’s Deferral Account that is attributable to Company Discretionary Contributions and that is not Vested as of the date the Participant terminates employment with the Company.
     Section 1.13 Grandfathered Amounts — any amounts deferred under the Plan for taxable years beginning prior to January 1, 2005 for which the Participant had a vested right as of December 31, 2004.
     Section 1.14 Involuntary Separation From Service — events which result in a separation from service with the Company and which are generally not initiated by a Participant, including but not limited to a layoff, disability or discharge by the Company for any reason.

     Section 1.15 Participant — an employee of the Company who is (a) determined by the Company to be a member of a select group of the Company’s management or highly compensated employees; and (b) designated by the Committee as a Participant under the Plan.
     Section 1.16 Performance-Based Compensation — compensation that meets the requirements of performance-based compensation specified in Code Section 409A(a)(4)(B)(iii) and its regulations and other guidance promulgated thereunder. Performance-Based Compensation shall be designated as such by the Committee and must relate to services performed by the Participant during a designated incentive period of at least twelve (12) months.
     Section 1.17 Plan — this Nonqualified Management Deferred Compensation Plan and any modification, amendment, extension or renewal thereof.
     Section 1.18 Plan Year — the calendar year ending each December 31.
     Section 1.19 Prior Plan — the Orbital Sciences Corporation 1995 Deferred Compensation Plan as in existence immediately prior to the transfer of assets and liabilities from such plan to this Plan, effective as of September 1, 2003.
     Section 1.20 Specified Employee — a key employee (as defined in Code Section 416(i)) of the Company. An employee will be considered a “key employee” if such employee meets the requirements of this Section 1.20 at any time during the 12-month period ending on December 31 of any year (the “Identification Date”). If a person is a key employee, the person is treated as a Specified Employee for the 12-month period beginning on the April 1st following the Identification Date, but only with respect to the payment of any benefits that are not Grandfathered Amounts.
     Section 1.21 Unforeseeable Emergency — a severe financial hardship of the Participant resulting from: an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. “Unforeseeable Emergency” may include the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication for the Participant and/or his spouse and dependents (as defined in Code Section 152(a)), or pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)). Whether a Participant is faced with an Unforeseeable Emergency shall be determined by the Committee on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through: reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship; or by cessation of deferrals under the Plan.
     Section 1.22 Valuation Date — the date on which a Participant’s Deferral Account is credited with Deferrals and earnings. For purposes of this Plan, and in accordance with the terms set forth by the Plan’s third-party administrator, a Participant’s Deferral Account will be subject to daily valuation.
     Section 1.23 Vested — a Participant’s nonforfeitable interest in a portion of his Deferral Account. A Participant’s Vested interest shall be determined in accordance with the provisions of Article 5 of the Plan.
     Section 1.24 Voluntary Separation From Service — events, other than those classified as an Involuntary Separation From Service, which are initiated by the Participant and which result in a separation from service with the Company. For purposes of this Plan, a Participant’s death will constitute a Voluntary Separation From Service.
ARTICLE 2 — Eligibility and Participation
     Section 2.01 Eligible Persons. Eligibility to participate in the Plan is limited to (a) those management or highly compensated employees of the Company with a Base Salary of $125,000 or greater on January 1 of any Plan Year, and (b) any additional management or highly compensated employees of the Company who are designated as Participants by the Committee.
     Section 2.02 Notice of Participation. The Committee shall notify in writing each Participant of his designation to participate in the Plan.
     Section 2.03 Date of Entry. Those persons who are designated to participate in the Plan on or after the Effective Date shall become a Participant thirty (30) days after they are notified in writing of their designation to participate in the Plan.
     Section 2.04 Application for Participation. As a condition to participation during any Plan Year, an eligible employee shall enroll in the Plan by making an election in accordance with Section 3.01 herein on the Company-approved Deferral Election Form. If, with respect to any Plan Year, a Participant fails to submit the form in a timely manner, he will be ineligible to make Deferrals in that Plan Year.
     Section 2.05 Limitation on Participants. The Committee, in its sole discretion, may determine who qualifies as a Participant and may change the criteria (including salary requirements) at any time. The effective date of such change shall be determined by the Committee.

     Section 2.06 Removal from Participation. The Committee may terminate a Participant’s participation for any reason. A Participant who is prospectively terminated from participating in this Plan is ineligible to make Deferrals or receive an allocation of Company Discretionary Contributions effective as of the date of termination in the Plan as determined by the Committee.
ARTICLE 3 — Participant Deferrals and Company Contributions
     Section 3.01 Participant Deferrals. As set forth more fully below, a Participant may defer a portion of his Base Salary, which would otherwise be earned and payable during any Plan Year, by executing a Deferral Election Form pursuant to subsection (a) of this Section. A Participant may defer a portion of his Bonus, which would otherwise be earned and payable during any Plan Year, by executing a Deferral Election Form pursuant to subsection (b) of this Section. Subject to the rules set forth by the Committee and the limitations set forth below, the maximum Deferral is one hundred percent (100%) of the Participant’s Base Salary and Bonus. No deferral election shall reduce a Participant’s compensation below the amount necessary to satisfy the following obligations: applicable employment taxes (e.g., FICA/Medicare) on amounts paid or deferred; withholding requirements of a Company-sponsored benefit plan; or income tax withholding for compensation that is not deferred. Except as otherwise provided under this Plan, once an election to defer amounts under this Plan for any calendar year has become effective (e.g., as of January 1st), that election shall be irrevocable.
     (a) Salary Deferral Contribution.
          (i) Submission of Deferral Election Form. Each Participant who wishes to participate in the Plan and defer a portion of his Base Salary must submit a Deferral Election Form to the Committee no later than December 15 of the year immediately prior to the Plan Year with respect to which the election is to be effective. The Deferral Election Form, once properly completed and submitted to the Committee, shall be effective as of the first pay period of the following Plan Year. In the case of a person who becomes a Participant after the first day of a Plan Year, the Deferral Election Form must be filed with the Committee no later than thirty (30) days after he becomes eligible to participate in the Plan or as otherwise determined by the Committee. However, such election shall be prospective and shall apply only to Base Salary earned after the election is made. If, with respect to any Plan Year, a Participant fails to submit the form in a timely manner, he will be ineligible to make Deferrals in that Plan Year. The Deferral Election Form is effective for one 12-month period only. A Participant must file a new Deferral Election Form each year as determined by the Committee.
          (ii) Deferral Period. The Deferral Election Form will establish the deferral period for the Base Salary. The deferral period shall begin on the first day of the Plan Year with respect to which the Deferral Election Form is filed (or, in the case of Participants becoming eligible after the Effective Date, on the first day of a pay period following the filing of a Deferral Election Form). The deferral period shall end on the earlier of: (A) a Participant’s separation from service; or (B) the scheduled in-service withdrawal date specified on the Deferral Election Form (such scheduled in-service withdrawal dates shall be a minimum of two years from the date the deferral period commenced). The Participant may designate different deferral periods for the Base Salary contributed each Plan Year by filing a separate Deferral Election Form in accordance with Section 3.01(a)(i).
     (b) Bonus Deferral Contribution.
          (i) Submission of Deferral Election Form. Each Participant who wishes to participate in the Plan and defer a portion of his Bonus must submit a Deferral Election Form to the Committee no later than December 15 of the year immediately prior to the Plan Year with respect to which the election is to be effective. Notwithstanding the foregoing, and at the option of the Committee, for deferrals of any Bonus that qualifies as Performance-Based Compensation, a Participant may file a Deferral Election Form with the Committee at any time up to the date that is at least six (6) months before the end of the performance period.
          The Deferral Election Form with respect to Bonuses is effective for one 12-month period only. A Participant must file a new Deferral Election Form in order to defer the Bonus that is earned during the subsequent 12-month period commencing each January 1.
          (ii) Deferral Period. If a Participant has elected to defer his Base Salary, the deferral period corresponding to the Base Salary deferred in a Plan Year will govern the deferral period for the Bonus earned with respect to that Plan Year. If a Participant has not elected to defer his Base Salary, the Deferral Election Form with respect to the Bonus will establish the deferral period for the Bonus. Such deferral period shall begin on the January 1 following the Plan Year with respect to which the Bonus was earned and shall end on the earlier of: (A) a Participant’s separation from service; or (B) the scheduled in-service withdrawal date specified on the Deferral Election Form (such scheduled in-service withdrawal dates shall be a minimum of two years from the date the deferral period commenced). If a Participant has not elected to defer his Base Salary, the Participant may designate different deferral periods by filing a separate Deferral Election Form for each Bonus.
     Section 3.02 Company Discretionary Contributions. The Company, in its sole and absolute discretion, may at any time credit a Company Discretionary Contribution to a Participant’s Deferral Account. The Company shall determine the amount of the Company Discretionary Contribution, which Participants are eligible to share in the allocation of the Company Discretionary Contribution and the vesting of the Company Discretionary Contribution. Participants who, with respect to any Plan Year, are not making Deferrals may, in the sole discretion of the Committee, be eligible for the allocation of a Company Discretionary Contribution for such Plan Year. In the event a Participant has not established a Deferral

Account, the Company shall determine how the Company Discretionary Contribution will be deemed invested until such time as the Participant directs otherwise.
     Section 3.03 Amounts Transferred from Prior Plan. Effective September 1, 2003, all assets and liabilities attributable to the Prior Plan were transferred to and became payable under this Plan. The deferral period for amounts attributable to the Prior Plan held in a Participant’s Deferral Account began on September 1, 2003 and ends on the earlier of: (A) a Participant’s termination from employment; or (B) the scheduled in-service withdrawal date specified on the Deferral Election Form (which date is not prior to September 1, 2005). If a Participant failed to submit such a Deferral Election Form, the amount held in such Participant’s Deferral Account attributable to the Prior Plan shall be paid in a lump sum following his termination from employment (whether on account of an Involuntary Separation From Service or a Voluntary Separation From Service).
ARTICLE 4 — Investment of Deferral Account
     Section 4.01 Participant Election. The Participant may elect in writing to have a specified percentage of his Deferral Account deemed invested in one or more investment fund(s) made available by the Company from time to time provided that the specified percentage is in whole numbers, the minimum designation is one percent (1%) and the sum of the percentages allocated does not exceed one hundred percent (100%). The Participant agrees on behalf of himself and his Beneficiary to assume all risks in connection with any decrease in the value of funds credited to the Participant’s Deferral Account that are deemed so invested or which continue to be deemed to be invested in accordance with the provisions of the Plan. The Committee may add, delete or otherwise alter the deemed investments allowed under this Plan at any time.
     Section 4.02 Change of Deemed Investment Election. In accordance with any procedures established by the Committee, each Participant may elect to change the deemed investment of all or a portion of his Deferral Account among the investments then allowed by the Plan on a daily basis by providing the Committee with such completed forms as the Committee may require.
     Section 4.03 Investment Options. In addition to those investment funds made available by the Company from time to time, any funds credited to the Deferral Account may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities, insurance contracts, or any other assets as may be selected by the Committee. Notwithstanding the foregoing, the Committee may (but is not required to) invest the funds reflected in the Deferral Account of a Participant in accordance with the Participant’s deemed investment directions.

ARTICLE 5 — Vesting and Forfeiture of Benefits
     Section 5.01 Participant Deferral. Each Participant will be Vested in the amounts in his Deferral Account attributable to Deferrals and his account balance accumulated under the Prior Plan (and associated earnings thereof) at all times.
     Section 5.02 Company Contributions. Each Participant will be Vested in the amounts in his Deferral Account attributable to Company Discretionary Contributions upon the earlier of: (i) the date the Participant satisfies the vesting schedule established below; (ii) the date the Participant reaches age sixty (60) provided the Participant is still employed by the Company; or (iii) the date the Participant becomes disabled (as determined by the Committee in its sole discretion). Notwithstanding the above, if a Participant dies while in the employ of the Company, all amounts credited to the Participant’s Deferral Account will be Vested.
     Each Participant shall vest in the Company Discretionary Contributions credited to his Deferral Account in accordance with the following schedule: a Participant who completes one year of service with the Company will be 33% Vested in all Company Discretionary Contributions allocated to his Deferral Account; a Participant who completes two years of service with the Company will be 66% Vested in all Company Discretionary Contributions allocated to his Deferral Account; and a Participant who completes three years of service with the Company will be 100% Vested in all Company Discretionary Contributions allocated to his Deferral Account.
     For purposes of calculating years of service under the aforementioned vesting schedule, a Participant will be credited with one year of service for each Plan Year in which he works 1,000 hours of service. The term “hours of service” shall have the same meaning ascribed thereto in the Deferred Salary & Profit Sharing Plan For Employees of Orbital Sciences Corporation.
     Notwithstanding the above, the Committee may modify the aforementioned vesting schedule for Company Discretionary Contributions not yet made to the Plan at any time.
     Section 5.03 Forfeitures. All Forfeitures in a Participant’s Deferral Account as of the date the Participant terminates employment with the Company shall be cancelled, and the Participant shall forfeit any right to the payment to him of such Forfeitures.
ARTICLE 6 — Deferral Account
     Section 6.01 Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate sub-accounts (“investment fund sub-accounts”), each of which corresponds to a deemed investment fund elected by the Participant pursuant to Section 4.01. The Participant’s Deferral Account shall be credited as follows:

          (a) As of each Valuation Date, the Committee shall credit the investment fund sub-accounts of the Participant’s Deferral Account with (i) an amount equal to the Deferrals made by the Participant during each pay period in accordance with the Participant’s elections under Section 4.01 and (ii) an amount equal to the Company Discretionary Contributions allocated to the Participant during any such pay period. The portion of the Participant’s Deferrals or Company Discretionary Contributions that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund sub-account corresponding to that investment fund.
          (b) As of each Valuation Date, each deemed investment fund sub-account of the Participant’s Deferral Account shall be credited with earnings or losses.
     Section 6.02 Quarterly Reports. The Committee shall make available Deferral Account information to Participants at least quarterly.
     Section 6.03 Title to Assets. The Company shall not be required to segregate any assets of any kind to meet the obligation of the Plan. Any claim of title to and beneficial ownership of any assets which the Company has designated to pay the deferred compensation benefits hereunder shall at all times be that of a general unsecured creditor of the Company, and a Participant shall have no property rights in those assets.
ARTICLE 7- Benefit Distributions
     Section 7.01 In General. Unless they are forfeited in accordance with Article 5, the terms and conditions of benefit payments to a Participant who is eligible to receive benefits under the Plan are set forth in this Article. Except as provided in Section 7.11, distributions pursuant to Sections 7.02, 7.03 and 7.09 will commence as soon as administratively feasible after the last day of the month following the month that contains the Participant’s separation from service date. Distributions pursuant to Sections 7.05, 7.06 and 7.07 shall be made as soon as administratively feasible after he becomes eligible for such distribution.
     Section 7.02 Voluntary Separation From Service. Upon a Participant’s Voluntary Separation From Service, the Participant is entitled to a distribution of benefits from the Vested portion of his Deferral Account. With respect to Grandfathered Amounts, the Participant may request a change to the form of distribution previously elected by submitting a written request to the Committee. The Committee then may approve or deny the request at its sole discretion.
     With respect to all Plan benefits other than Grandfathered Amounts, except as provided in Section 7.04, the form of distribution is the form irrevocably elected on the Deferral Election Form. The forms of distribution permitted are set forth below:

          (a) Normal Form of Distribution. The normal form of distribution is a lump sum payment.
          (b) Optional Forms of Distribution. Participants who properly complete and submit a Deferral Election Form in accordance with Article 3 may elect to receive their distribution of benefits in monthly installment payments not to exceed six years and/or 72 installment payments. Such monthly installment payments must be paid out in 12-month increments, e.g., a Participant may only request 12, 24, 36, 48, 60 or 72 installment payments.
          (c) Distribution of Small Benefits. Notwithstanding the foregoing, if the Participant’s Deferral Account is ten thousand dollars ($10,000) or less, a distribution for any reason shall be made in the form of a lump-sum payment.
     Section 7.03 Involuntary Separation From Service. Upon a Participant’s Involuntary Separation From Service, the Participant is entitled to a distribution of benefits from the Vested portion of his Deferral Account. With respect to Grandfathered Amounts, the Participant may request a change to the form of distribution previously elected by submitting a written request to the Committee. The Committee may then approve or deny the request at its sole discretion.
     With respect to all Plan benefits other than Grandfathered Amounts, except as provided in Section 7.04, the form of distribution is the form irrevocably elected on the Deferral Election Form. The forms of distribution permitted are set forth in Sections 7.02(a), (b) and (c) above.
     Section 7.04 Changes in Elected Form of Plan Benefits Other Than Grandfathered Amounts. Notwithstanding the foregoing, and subject to Code Section 409A, accompanying regulations and any related guidance, the Committee, in its sole discretion, is authorized to provide a Participant with the right to change a form of a benefit comprised of non-Grandfathered Amounts previously elected by a Participant on his Deferral Election Form provided that such election change (i) does not take effect until at least 12 months after the date on which the new Deferral Election Form is filed with the Committee, (ii) the payment with respect to such change in election is deferred for a period of not less than 5 years after the date such payment would otherwise have been made or would commence to be paid (except to the extent payable as a result of death or disability), and (iii) the election change is made at least 12 months prior to the date the payment(s) would otherwise have commenced. In the case of an ineffective change, benefits will be paid in accordance with the most recent valid Deferral Election Form.
     Section 7.05 Scheduled In-Service Withdrawals. Subject to Section 7.05(a) and Section 7.11, a Participant who properly completes and submits a Deferral Election Form and elects to receive a distribution prior to his separation from service will receive benefits in one (1) lump sum payment or in monthly installment payments not to exceed six years and/or 72 installment payments. Such monthly installment payments must be paid out in 12-month increments, e.g., a Participant may only request 12, 24, 36, 48, 60 or 72 installment payments.
          (a) Criteria to Elect Scheduled In-Service Withdrawal. In order to select a scheduled in-service withdrawal date, a Participant must complete a Deferral Election Form and elect a distribution date that is at least two (2) years from the date the deferral period commenced. Notwithstanding any provision of this Plan to the contrary, a Participant shall not be entitled to receive the unvested portion of his Deferral Account. In this case, the deferral period with respect to the unvested portion shall be automatically extended until the Participant becomes Vested in such amount. If the Participant elected to receive a lump sum payment prior to becoming Vested, the portion of his Deferral Account that was unvested at his scheduled in-service withdrawal date shall, subject to Section 7.11, be paid in a lump sum as soon as practical after he becomes Vested in such amount. If the Participant elected to receive monthly installment payments prior to becoming Vested, the portion of his Deferral Account that was unvested at his scheduled in-service withdrawal date shall be paid out after he becomes Vested in monthly installments equal to the number of payments remaining in the scheduled in-service withdrawal.
          (b) Election to Extend Scheduled In-Service Withdrawal. Notwithstanding the foregoing, the Committee, in its sole discretion, is authorized to provide a Participant with a one-time right to extend the in-service withdrawal date originally elected by such Participant to a later date if the election change (i) does not take effect until at least twelve (12) months after the date on which the new election is filed with the Committee, (ii) the payment with respect to such change in election is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made or would commence to be paid (except to the extent payable as a result of death or disability), and (iii) the election change is made at least twelve (12) months prior to the date the payment(s) would otherwise have commenced.
     Section 7.06 Nonscheduled In-Service Withdrawals of Grandfathered Amounts. A Participant may request to receive all Grandfathered Amounts in the form of a lump sum payment at any time. Subject to the approval of the Committee, a Participant who elects this type of benefit distribution will receive ninety percent (90%) of the Vested portion of his Grandfathered Amounts and will forfeit the remaining ten-percent (10%). As a result of such non-scheduled in-service withdrawal, the Participant will be ineligible to participate in the Plan for purposes of making Deferrals for the Plan Year next following the Plan Year in which he received the lump sum payment.
     Section 7.07 Hardship Distributions — Withdrawal of Deferrals.
     In the event that a Participant suffers an Unforeseeable Emergency (defined below), the Participant shall be permitted to withdraw from the Vested portion of his Deferral Account an amount equal to the amount reasonably necessary to satisfy the emergency need

(which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). The Participant must first submit a written withdrawal request to the Committee explaining the nature of the Unforeseeable Emergency and the amount required to meet the need. The Participant will be required to certify that the need cannot be reasonably met from other sources. If a Participant qualifies for a hardship distribution under this Section 7.07 or has received a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3), he may cancel his deferral election with regard to compensation to be earned in the remainder of the Plan Year. Any later deferral election will be subject to the provisions under Code Section 409A governing initial deferral elections.
     Section 7.08 Forfeiture of Company Discretionary Contributions. Notwithstanding any provisions of this Plan to the contrary, if (a) a Participant’s separation from service (whether on account of an Involuntary Separation From Service or a Voluntary Separation From Service) is due to theft, proven dishonesty, gross misconduct, embezzlement, fraud, conviction of a felony (whether or not related to the employment relationship), disclosure of trade secrets or business information of the Company or use of the facilities, premises or other assets of the Company to conduct unlawful or unauthorized activities or transactions, or (b) a Participant, subsequent to separation from service, violates the terms of any restrictive covenant applicable to the Participant, then all unpaid amounts credited to the Participant’s Deferral Account attributable to Company Discretionary Contributions shall be forfeited. All determinations as to the applicability of this Section 7.08 shall be determined by the Committee in its sole discretion and shall be conclusive.
     Section 7.09 Death Benefits.
          (a) Death Before Separation from Service. In the event that a Participant incurs a Voluntary Separation From Service because of death, his Beneficiary shall be entitled to receive a death benefit that shall equal the value of the Participant’s Deferral Account, as of the Valuation Date immediately preceding the distribution date. The portion of the death benefit attributable to the Participant’s Deferral Account shall be paid in accordance with the distribution form selected by the Participant (but subject to 7.02(c)).
          (b) Death After Separation from Service. In the event that a Participant who is receiving a monthly distribution of benefits after incurring a Voluntary or Involuntary Separation From Service dies, his Beneficiary shall be entitled to receive the remaining installment payments from the Participant’s Deferral Account as they become due. Payment of benefits under this Section shall be made in the form of payment selected by the Participant. Notwithstanding the foregoing, with respect to payment of any remaining Grandfathered Amounts, the Committee, in its sole discretion, may elect to pay any remaining benefit payable to the Beneficiary in the form of a lump sum payment as soon as reasonably practicable after the date of death.

     Section 7.10 Tax Liability. In the event the Plan is required to distribute benefits to any Participant in compliance with a change in the law, the Participant shall bear all tax consequences associated with the premature payment of his Deferral Account. Notwithstanding the above, the Participant will be responsible for all taxes in conjunction with the deferral or distribution of his benefits.
     Section 7.11 Payments to Specified Employees. Any payment to a Specified Employee on account of a Voluntary Separation From Service or Involuntary Separation From Service, shall not commence earlier than the first date of the seventh month following the date of separation from service. Payments to which a Specified Employee would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid out in a lump sum commencing the first date of the seventh month following the date of Separation from Service.
ARTICLE 8 — Administration
     Section 8.01 Responsibilities and Powers of Committee. The Committee shall be the agent for service of legal process regarding any litigation arising out of the operation and administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to delegate some or all of its powers with respect to the Plan to designated representatives, including, but not limited to, the Company’s Pension and Retirement Committee. Subject to Section 10.11, the Committee shall also have the discretionary power to establish and revise rules and procedures relating to the administration of the Plan, interpret the provisions of the Plan and answer all questions and settle all disputes which may arise in connection with the Plan.
     Section 8.02 Interpretation of Plan. The Committee shall, subject to the requirements of the law, be the sole judge of the standard of proof required in any case and the application and interpretation of this Plan, and decisions of the Committee shall be final and binding on all parties. The Committee shall have the exclusive right and discretionary authority to construe the terms of the Plan, to resolve any ambiguities, and to determine any questions which may arise with the Plan’s application or administration, including but not limited to, determination of eligibility for benefits. Whenever in the Plan the Committee is given discretionary powers, the Committee shall exercise such powers in a uniform and nondiscriminatory manner. The Committee shall process a claim for benefits as speedily as is feasible, consistent with the need for adequate information and proof necessary to establish the Participant’s benefit rights and to commence payment of benefits.

ARTICLE 9 — Application for Benefits and Claims Procedure
     Section 9.01 Notice of Denial of Benefit. In the event that a request for distribution of benefits is denied in whole or in part, a Participant whose request for benefits has been denied shall be notified of such denial in writing by the Committee. The denial notice shall specify the reason or reasons for the denial, make specific references to pertinent Plan provisions, describe any additional material or information necessary for the Participant to perfect the claim, and shall advise the Participant of the procedure for the appeal of such denial.
     Section 9.02 Appeals Procedure. All appeals shall be made in accordance with the following procedure:
          (a) The Participant or his duly authorized representative shall file with the Committee a request to appeal the denial within sixty (60) days of notification by the Committee of the claim denial. The request shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
          (b) The Committee shall consider the merits of the Participant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as it shall deem relevant.
          (c) Within forty-five (45) days after a request for review has been received, the Committee shall render a decision upon the appealed claim that shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision was based. The decision rendered by the Committee shall be binding on all parties.
ARTICLE 10 — General Provisions
     Section 10.01 No Alienation or Assignment of Benefits. Payments of benefits under this Plan to any Participant shall not be subject to any claim of any creditor of such Participant, and, in particular, to the fullest extent permitted by law, all such payments shall be free from attachment, garnishments, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber, assign, sell, or transfer any potential payment of benefits hereunder.
     Section 10.02 No Contract of Employment. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company.
     Section 10.03 Other Retirement Plans. Any compensation deferred under this Plan shall not be deemed salary or other compensation to a Participant for the purpose of computing benefits to which he may be entitled under any ERISA-covered benefit plan of the Company, provided it is permissible to do so under such plan.
     Section 10.04 Heirs, Assigns and Successors. This agreement is binding upon and inures to the benefit of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.
     Section 10.05 Amendment or Termination. The Committee has the right to amend the Plan with retroactive effect if necessary, at any time; provided that, in no event shall the Committee have the authority to adopt any amendment having a significant cost to the Company. Except as provided below, the Board retains the right to modify the powers of the Committee to amend the Plan, to amend the Plan (with retroactive effect if necessary) or to terminate the Plan, at any time.
     The Plan may be frozen at any time by the Board so that no new amounts can be deferred under the Plan. In the event that the Plan is frozen, benefits shall be held in the Plan and paid out in accordance with the terms of the Plan.
     The Plan may be terminated at any time by the Board, provided that, to the extent required by Code Section 409A and its regulations and other guidance thereunder: (i) all other account balance plans and arrangements maintained by the Company are terminated with respect to all Participants, (ii) no payments, other than those otherwise payable under the terms of the Plan absent a termination of the Plan, are made within 12 months of the termination of the Plan, (iii) all payments are made within 24 months of the termination of the Plan, and (iv) the Company does not adopt another deferred compensation plan with an account balance feature at any time for a period of five years following the date of termination of the Plan.
     Section 10.06 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
     Section 10.07 Controlling Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.
     Section 10.08 Grammatical Construction. Pronouns or other words indicating the masculine gender shall be deemed to include the feminine gender, and singular words shall include the plural in all cases where such meaning would be appropriate.
     Section 10.09 Unauthorized Representations. The Company shall not be bound by the representations of any person, other than the Committee, regarding eligibility for benefits under the Plan or any other matter relating to the Plan.

     Section 10.10 Designation of Death Benefit Beneficiary. In accordance with procedures established by the Committee, in its sole discretion, each Participant may designate any person or persons (primarily or contingently) as his Beneficiary to whom his Plan benefits shall be paid if he dies prior to receipt of all such benefits. Such Beneficiary designation shall be effective only if in writing on forms provided by the Committee and if such form is delivered to the Committee during the lifetime of the Participant.
     Section 10.11 Compliance with Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A and regulations and other guidance thereunder. The Committee shall interpret the Plan provisions in a manner consistent with the requirements of Code Section 409A and regulations and other guidance thereunder. To the extent one or more provisions of this Plan do not comply with Code Section 409A, such provision shall be automatically and immediately voided, and shall be amended as soon as administratively feasible and shall be administered to so comply.